EXHIBIT 99.4

                                 AMENDMENT NO. 3

                 TEFRON LTD. 1997 SHARE OPTION PLAN (THE "PLAN")

                            EFFECTIVE MARCH 31, 2004

The first sentence of Section 6.1 of the Plan is amended and restated to read as follows:

     Subject to adjustment as provided in Paragraph 8 below, a total of 2,712,323 (Two Million Seven Hundred Twelve Thousand Three Hundred Twenty Three) Ordinary Shares, NIS 1.00 par value per share of the Company (the "Shares"), shall be subject to this Plan.